                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):  March 24, 1997



                              TELEGEN CORPORATION
             (Exact name of registrant as specified in its charter)



          California                          14836                      84-067214
-------------------------------      -----------------------       -------------------
(State or other jurisdiction of      (Commission File Number)       (I.R.S. Employer
        incorporation)                                             Identification No.)

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                               101 Saginaw Drive
                        Redwood City, California  94063
                   (Address of principal executive offices)

                                (415) 261-9400
             (Registrant's telephone number, including area code)

ITEM 5.   OTHER EVENTS

     Telegen Corporation (the "Company") has entered into a Subscription Agreement to sell in a private placement up to $15,000,000 in state value of its newly created 8% Series A Convertible Preferred Stock which would yield the Company, after discounts and expenses, up to $10,800,000. The securities sold will rank prior to any of the Company's Common Stock. The Purchaser shall receive dividends at a rate of eight percent (8%) per annum, payable quarterly, and may receive the dividends in the form of cash or additional shares of Telegen common stock at the Purchaser's option.

     At the closing of each tranche, the Company will issue four-year warrants to purchase an aggregate amount of twenty percent (20%) of the purchase price of the preferred stock.

     The financing is expected to take place in three tranches, with the first tranche closing in two parts-one selling $3,500,000 in stated value of the securities which closed on March 21, 1997 upon the filing of the Certificate of Determination. The second part of the first tranche will sell an additional $1,500,000 in stated value upon the effective date of the registration statement which is required to be filed immediately upon the first closing to permit the sale of shares of Common Stock issuable upon conversion of the Series A Preferred. Each subsequent tranche closing, if it occurs, will be for $5,000,000 in stated value. In order for the Company to be able to request any additional funds after the initial $5,000,000, the twenty (20) day average dollar volume of the Company's stock on the Nasdaq SmallCap Market must equal to or be greater than Four Hundred Fifty Thousand Dollars ($450,000) per day.

    The Series A Preferred may be converted into Telegen common stock, at any time after the earlier of the effective date of the registration statement or sixty (60) days after the closing date of the first tranche, based on a ratio which adjusts with the then current market price of Telegen's Common Stock, or the market price at closing whichever is higher. The Series A Preferred automatically convert into Common Stock after December 31, 1998. The Company granted the purchaser of the Series A Preferred a right of first refusal on certain future sales of discounted equity securities.

    The Company also has a call option for a period of time beginning one hundred twenty (120) days following the first closing date to repurchase any outstanding portion of the securities plus accrued dividends at a price of one hundred percent (100%) of the stated value ($1,000) plus accrued dividends, payable in cash.

     The Company agreed not to sell any new equity series at a discount to the then-current market price per share of the common stock, other than offerings in connection with mergers, acquisitions, and certain benefit plans, for a period of one hundred twenty (120) days from the initial closing of the first tranche.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     Exhibits
     --------

     20.1 Subscription Agreement Series "A" Convertible Preferred Stock Private Placement
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   TELEGEN CORPORATION



Dated:    March 24, 1997                           By:  /s/ Warren M. Dillard
                                                        ------------------------
                                                         Warren M. Dillard,
                                                         Chief Financial Officer
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                              TELEGEN CORPORATION

                          CURRENT REPORT ON FORM 8-K

                               INDEX TO EXHIBITS


Exhibit No.    Description
-----------    -----------

20.1           Subscription Agreement Series A Convertible Preferred Stock
               Private Placement